Obtaining Control of Credit Suisse Volaris US Strategies Fund A

As of April 30, 2014, Merchant Holdings ("Shareholder") owned 100,000 shares of the Fund, which represented 100.00% of the Fund. As of April 30, 2015 Pershing owned 215,153 shares of the Fund which represented 66.58% and shareholder owned 107,854 shares of the Fund which represented 33.38% of the Fund. Accordingly, both Merchant Holdings and Pershing are considered a "controlling person" of the Fund.

Obtaining Control of Credit Suisse Volaris US Strategies Fund C

As of April 30, 2014, Merchant Holdings ("Shareholder") owned 100,000 shares of the Fund, which represented 99.60% of the Fund. As of April 30, 2015 Shareholder owned 107,895 shares of the Fund which represented 99.27% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Volaris US Strategies Fund I

As of April 30, 2014, Merchant Holding ("Shareholder") owned
2,300,000 shares of the Fund, which represented 100.00% of the Fund. As of April 30, 2015 shareholder owned 2,480,285 shares of the Fund which represented 93.36% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.